'     For Immediate Release

Lincoln Financial Reports 2024 Third Quarter Results
____________________________________
Radnor, PA, October 31, 2024: Lincoln Financial (NYSE: LNC) today reported financial results for the third quarter ended September 30, 2024.
•Net income (loss) available to common stockholders was $(562) million, or $(3.29) per diluted share.
•Adjusted operating income (loss) available to common stockholders was $358 million, or $2.06 per diluted share.
•The primary differences between net income (loss) and adjusted operating income (loss) resulted from the following factors:
◦$(446) million of the pre-tax net loss, or $(2.61) per diluted share, was primarily driven by a change in the fair value of an embedded derivative related to the Fortitude Re reinsurance transaction, with a direct offset in other comprehensive income.
◦$(381) million of the pre-tax net loss, or $(2.23) per diluted share, was primarily due to changes in market risk benefits driven by the decrease in interest rates, a non-economic impact.
•The annual assumption review resulted in a favorable impact to both net income (loss) and adjusted operating income (loss) in the quarter.
•Lincoln's estimated RBC ratio was in excess of 420% at quarter-end.

"Our third quarter results exceeded our expectations and reinforced our disciplined strategic execution, supported by the momentum and strong underlying fundamentals in each of our businesses," said Ellen Cooper, Chairman, President and CEO of Lincoln Financial. “Group Protection delivered record third quarter results with earnings more than doubling year over year. Annuities earnings increased by 15% and sales by nearly 25%. Retirement Plan Services delivered another quarter of sequential earnings growth and an increase in year-to-date first-year sales of nearly 80% year over year. Life Insurance generated sequential sales growth for a second consecutive quarter.(1)

"We are leveraging our competitive advantages to grow profitably, advance operational efficiency, and build the capital flexibility of our franchise as we continue to reposition Lincoln for sustainable and increasing long-term value creation.”
(1) Operating earnings metrics in quote do not include the impact of the annual assumption review.

Business Highlights
Our businesses delivered strong operating earnings, a reflection of continued execution on their respective strategic initiatives. The segment operating results presented in the below bullets do not include the impact of our annual assumption review. See the segment discussions that follow for additional information.

•Annuities delivered $300 million in operating income, up 15% year over year, reflecting continued account balance growth, strong markets, and higher spread income. Total sales of $3.4 billion were up 24%, with over $1 billion of sales in each of our three primary product categories, reflecting the benefits of our diversified product offering. Spread-based products accounted for 66% of annuities sales in the quarter.

•Group Protection delivered operating income of $110 million, more than doubling versus third quarter 2023 operating earnings, attributable to strategic execution and continued supportive business trends. Third quarter margin expanded to 8.5%, an increase of 500 basis points driven by favorable long-term disability results, improving mortality trends, and strong operational execution. Premiums increased 3% year over year, reflecting continued pricing discipline on new sales combined with persistency in line with our expectations.
•Life Insurance delivered operating income of $14 million, compared to operating income of $23 million in the prior-year quarter, when also not including the impact of significant items in the prior-year quarter. Life operating income was in line with expectations as slightly unfavorable mortality was partially offset by higher-than-expected alternative investment income. Total sales grew 16% sequentially, resulting in a second consecutive quarter of sequential growth, as our distribution and product repositioning gained further traction.

•Retirement Plan Services reported operating income of $44 million, a 2% increase year over year and a 10% sequential increase, driven by increased account balances, higher equity markets, and continued expense discipline. First-year sales in the quarter were $1.7 billion, reflecting the strong pipeline communicated earlier this year. As a result, RPS experienced positive net flows of $651 million.

Earnings Summary

(in millions, except per share data)	As of or For the Three Months Ended		As of or For the Nine Months Ended
	9/30/23(1)	9/30/24	9/30/23(1)	9/30/24
Net income (loss)	$853	$(528)	$483	$1,588
Net income (loss) available to common stockholders	819	(562)	410	1,511
Net income (loss) per diluted share available to common stockholders(2)	$4.79	$(3.29)	$2.40	$8.75
Adjusted income (loss) from operations	84	392	728	971
Adjusted income (loss) from operations available to common stockholders	50	358	657	891
Adjusted income (loss) from operations per diluted share available to common stockholders	$0.29	$2.06	$3.85	$5.16

(1) Prior period impacts have been recast to conform to the current period presentation.
(2) In periods where a net loss is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.

Reconciliation of Net Income to Adjusted Income from Operations(1)

(in millions)	For the Three Months Ended		For the Nine Months Ended
	9/30/23(1)	9/30/24	9/30/23(1)	9/30/24
Net income (loss) available to common stockholders — diluted	$819	$(562)	$410	$1,511
Less:
Preferred stock dividends declared	(34)	(34)	(71)	(80)
Adjusted for deferred units of LNC stock in our deferred compensation plans	—	—	(2)	3
Net income (loss)	853	(528)	483	1,588
Less:
Net annuity product features, pre-tax	1,322	(381)	1,076	1,319
Net life insurance product features, pre-tax	108	(125)	(168)	(253)
Credit loss-related adjustments, pre-tax	(27)	(88)	(53)	(124)
Investment gains (losses), pre-tax(2)	(400)	(105)	(1,126)	(416)
Changes in the fair value of reinsurance-related embedded derivatives,
trading securities and certain mortgage loans, pre-tax(2)	(29)	(446)	(27)	(51)
Gains (losses) on other non-financial assets - sale of
subsidiaries/businesses, pre-tax(2)	—	(2)	—	582
Other items, pre-tax(2)	(12)	(19)	(23)	(238)
Income tax benefit (expense) related to the above pre-tax items	(193)	246	76	(202)
Adjusted income (loss) from operations	$84	$392	$728	$971
Adjusted income (loss) from operations available to common stockholders	$50	$358	$657	$891

(1) See definition of Adjusted Income from Operations at the back of this press release for revisions made to the definition in the third quarter of 2024 and further explanation of reconciliation line items. Prior period impacts have been recast to conform to the current period presentation.
(2) Refer to full reconciliation at the back of this release for footnotes.

Variable Investment Income

Alternative Investment Income, after-tax(1)	For the Three Months Ended					For the Nine Months Ended
(in millions)	9/30/23	12/31/23	3/31/24	6/30/24	9/30/24	9/30/23	9/30/24
Annuities	$3	$3	$2	$1	$3	$10	$6
Life Insurance	34	39	58	26	73	125	157
Group Protection	2	2	1	1	1	5	3
Retirement Plan Services	2	2	1	—	2	6	3
Other Operations	—	—	—	—	—	—	—
Consolidated	$41	$46	$62	$28	$79	$146	$169

(1) Excludes alternative investment income on investments supporting our modified coinsurance and coinsurance with funds withheld agreements as we have limited economic interest in those investments.

Prepayment Income, after-tax	For the Three Months Ended					For the Nine Months Ended
(in millions)	9/30/23	12/31/23	3/31/24	6/30/24	9/30/24	9/30/23	9/30/24
Annuities	$1	$1	$1	$—	$—	$1	$1
Life Insurance	—	2	—	2	3	2	5
Group Protection	—	—	—	—	1	1	—
Retirement Plan Services	—	—	1	—	—	1	1
Other Operations	—	—	—	—	—	—	—
Consolidated	$1	$3	$2	$2	$4	$5	$7

Items Impacting Segment and Other Operations Results

	For the Three Months Ended September 30, 2024
(in millions)	Annuities	Life Insurance	Group Protection	Retirement Plan Services	Other Operations
After-tax impacts:
Alternative investment income compared to return target(1)	$1	$6	$—	$—	$—
Prepayment income(2)	—	3	1	—	—
Annual assumption review	1	8	(1)	—	—
Tax items	—	—	—	—	—
Other	—	—	—	—	—
Total impact	$2	$17	$—	$—	$—

(1) Alternative investment income comparison to return target assumes a 10% annual return on the alternative investment portfolio.
(2) Prepayment income is actual income reported in the quarter.

Capital and Liquidity

	For the Three Months Ended
(in millions, except percent and per share data)	9/30/23	12/31/23	3/31/24	6/30/24	9/30/24
Holding company available liquidity(1)	$455	$458	$466	$463	$459
RBC ratio(2)	375-385%	407%	400-410%	>420%	>420%
Book value per share (BVPS), including AOCI	$13.04	$34.81	$38.46	$40.78	$46.97
Book value per share, excluding AOCI(3)	$63.03	$55.30	$61.63	$66.37	$62.67
Adjusted book value per share(3),(4)	$63.53	$64.97	$65.01	$68.51	$70.04

(1) Holding company available liquidity presented as of 3/31/2024, 6/30/2024 and 9/30/2024 does not include the $300 million prefunding of a 2025 maturity.
(2) The RBC ratio is calculated as of December 31 annually, but is reported in the March statutory reporting, and as such, the quarterly ratios presented for 9/30/2023, 3/31/2024, 6/30/2024, and 9/30/2024 are considered estimates based on information known at the time of reporting.
(3) Refer to the reconciliation to book value per share, including AOCI, at the back of this release.
(4) This measure has been updated, effective beginning with the fourth quarter of 2023, to exclude reinsurance-related embedded derivatives and the underlying portfolio gains (losses), given the size of the impact of the fourth quarter 2023 reinsurance transaction. Such amounts in the prior periods presented, and the impact of this change to such prior periods, was not meaningful.

Annuities

(in millions, except ROA data)	As of or For the Three Months Ended						As of or For the Nine Months Ended
	9/30/23	12/31/23(1)	3/31/24	6/30/24	9/30/24	Change	9/30/23	9/30/24	Change
Total operating revenues	$1,197	$(525)	$1,269	$1,209	$1,195	(0.2)%	$3,528	$3,673	4.1%
Total operating expenses	915	(846)	952	858	836	(8.6)%	2,636	2,645	0.3%
Income (loss) from operations before taxes	282	321	317	351	359	27.3%	892	1,028	15.2%
Federal income tax expense (benefit)	34	42	58	54	58	70.6%	98	171	74.5%
Income (loss) from operations	$248	$279	$259	$297	$301	21.4%	$794	$857	7.9%
Income (loss) from operations, excluding impact of annual assumption review	$260	$265	$259	$297	$300	15.3%	$806	$856	6.2%
Total sales	$2,728	$4,365	$2,847	$3,817	$3,375	23.7%	$8,475	$10,038	18.4%
Net flows	$(874)	$285	$(1,993)	$(954)	$(1,637)	(87.3)%	$(2,312)	$(4,584)	(98.3)%
Average account balances, net of reinsurance	$151,312	$147,419	$155,291	$158,370	$161,680	6.9%	$148,613	$158,245	6.5%
Return on average account balances (bps)	66	76	67	75	74		71	72
(1) Day one impacts related to the reinsurance transaction with Fortitude Re caused line-item volatility in the fourth quarter 2023.

•Income from operations was $301 million for the third quarter, up 21% over the prior year. The year-over-year increase was primarily driven by account balance growth due to favorable equity markets.
•Total sales were $3.4 billion, an increase of 24% year over year driven by strong growth within spread-based products.
•RILA sales increased 13% year over year and 10% sequentially, following the successful launch of our second-generation RILA product.

•Net outflows were approximately $1.6 billion in the quarter, compared to net outflows of $874 million in the prior-year quarter, primarily the result of higher account balances.
•Average account balances, net of reinsurance, for the quarter were $162 billion, up 7%, compared to $151 billion in the prior-year quarter, primarily driven by growth in variable annuities and RILA. RILA represented 20% of total annuity ending account balances, net of reinsurance, an increase of 3 percentage points compared to the prior-year quarter.

Life Insurance

(in millions)	As for or For the Three Months Ended						As of or For the Nine Months Ended
	9/30/23	12/31/23	3/31/24	6/30/24	9/30/24	Change	9/30/23	9/30/24	Change

Total operating revenues	$1,723	$1,667	$1,541	$1,511	$1,589	(7.8)%	$5,241	$4,640	(11.5)%
Total operating expenses	1,952	1,681	1,591	1,562	1,568	(19.7)%	5,458	4,719	(13.5)%
Income (loss) from operations before taxes	(229)	(14)	(50)	(51)	21	109.2%	(217)	(79)	63.6%
Federal income tax expense (benefit)	(56)	(8)	(15)	(16)	(1)	98.2%	(64)	(31)	51.6%
Income (loss) from operations	$(173)	$(6)	$(35)	$(35)	$22	112.7%	$(153)	$(48)	68.6%
Income (loss) from operations, excluding the impact of annual assumption review	$(17)	$(6)	$(35)	$(35)	$14	NM	$3	$(56)	NM
Average account balances, net of reinsurance	$50,130	$45,608	$42,280	$43,230	$44,055	(12.1)%	$49,760	$43,188	(13.2)%
Total sales	$144	$144	$91	$105	$122	(15.3)%	$397	$319	(19.6)%

•Income from operations was $22 million for the quarter, compared to an operating loss of $173 million in the prior-year quarter. The third quarter 2024 annual assumption review had an $8 million favorable impact, compared to an unfavorable impact of $156 million in the prior-year quarter. The operating loss in the third quarter of 2023 also included $40 million of unfavorable significant items, including $25 million in unclaimed property expense and $15 million related to a surrender benefit program.
•Not including the impact of the annual assumption review and prior-year quarter significant items, operating income in the third quarter of 2024 was $14 million compared to operating income of $23 million in the prior-year quarter, reflecting a lower run-rate post the Fortitude Re transaction.
•Total sales grew 16% sequentially, achieving a second consecutive quarter of sequential growth, as our distribution and product repositioning gained further traction.
•Average account balances, net of reinsurance, were $44 billion, down 12% compared to the prior-year quarter, driven by the impact of the Fortitude Re transaction.

Group Protection

(in millions, except margin data)	As of or For the Three Months Ended						As of or For the Nine Months Ended
	9/30/23	12/31/23	3/31/24	6/30/24	9/30/24	Change	9/30/23	9/30/24	Change
Total operating revenues	$1,388	$1,387	$1,425	$1,441	$1,432	3.2%	$4,176	$4,299	2.9%
Total operating expenses	1,302	1,322	1,324	1,276	1,295	(0.5)%	3,863	3,896	0.9%
Income (loss) from operations before taxes	86	65	101	165	137	59.3%	313	403	28.8%
Federal income tax expense (benefit)	18	13	21	35	28	55.6%	66	85	28.8%
Income (loss) from operations	$68	$52	$80	$130	$109	60.3%	$247	$318	28.7%
Income (loss) from operations, excluding the impact of annual assumption review	$44	$52	$80	$130	$110	NM	$223	$319	43.0%
Insurance premiums	$1,251	$1,250	$1,285	$1,298	$1,288	3.0%	$3,765	$3,871	2.8%
Total sales	$71	$398	$144	$161	$84	18.3%	$295	$389	31.9%
Total loss ratio	75.2%	76.6%	75.0%	70.1%	71.4%		73.8%	72.2%
Operating margin(1)	5.4%	4.1%	6.2%	10.0%	8.4%		6.6%	8.2%
Operating margin, excluding the impact of annual assumption review	3.5%	4.1%	6.2%	10.0%	8.5%		5.9%	8.2%

(1) Operating margin is calculated by dividing income (loss) from operations by insurance premiums.

•Income from operations was $109 million in the quarter, compared to earnings of $68 million in the prior-year quarter. The annual assumption review had a $1 million unfavorable impact in the current quarter and a $24 million favorable impact in the third quarter of 2023.
•Not including the impact of the annual assumption review, operating income was up $66 million year over year due to the benefits from strategic and operational actions.
•Operating margin was 8.4%, 300 basis points higher than the third quarter of 2023.
•The total loss ratio was 71.4% in the quarter, 380 basis points lower than the prior-year quarter.
•Insurance premiums were $1.3 billion in the quarter, up 3% compared to the prior-year quarter.

Retirement Plan Services

(in millions, except ROA data)	As of or For the Three Months Ended						As of or For the Nine Months Ended
	9/30/23	12/31/23	3/31/24	6/30/24	9/30/24	Change	9/30/23	9/30/24	Change
Total operating revenues	$327	$322	$322	$327	$335	2.4%	$988	$984	(0.4)%
Total operating expenses	277	278	281	281	286	3.2%	831	847	1.9%
Income (loss) from operations before taxes	50	44	41	46	49	(2.0)%	157	137	(12.7)%
Federal income tax expense (benefit)	7	6	5	6	5	(28.6)%	24	17	(29.2)%
Income (loss) from operations	$43	$38	$36	$40	$44	2.3%	$133	$120	(9.8)%

Deposits	$2,700	$2,972	$3,802	$3,282	$4,180	54.8%	$8,806	$11,265	27.9%
Net flows	$(272)	$(332)	$391	$(197)	$651	NM	$464	$845	82.1%
Average account balances	$96,473	$96,045	$103,240	$106,374	$110,550	14.6%	$93,897	$106,595	13.5%
Return on average account balances (bps)	18	16	14	15	16		19	15

•Income from operations was $44 million in the quarter, a 2% improvement compared to the prior-year quarter, primarily driven by higher account balances. Sequentially, income from operations was up 10%, driven by higher account balances.
•Total deposits for the quarter were $4.2 billion, an increase of 55% over the prior-year quarter driven by increased first-year sales in full-service segments.
•Net inflows totaled $651 million for the quarter driven by first-year sales growth.
•Average account balances for the quarter were $111 billion, increasing 15% from the prior-year quarter.

Other Operations

(in millions)	As of or For the Three Months Ended						As of or For the Nine Months Ended
	9/30/23	12/31/23(1)	3/31/24	6/30/24	9/30/24	Change	9/30/23	9/30/24	Change
Total operating revenues	$38	$(884)	$27	$39	$52	36.8%	$127	$118	(7.1)%
Total operating expenses (2)	170	(751)	146	161	157	(7.6)%	499	466	(6.6)%
Income (loss) from operations before taxes (2)	(132)	(133)	(119)	(122)	(105)	20.5%	(372)	(348)	6.5%
Federal income tax expense (benefit) (2)	(30)	(33)	(23)	(25)	(21)	30.0%	(79)	(72)	8.9%
Income (loss) from operations(2),(3)	$(102)	$(100)	$(96)	$(97)	$(84)	17.6%	$(293)	$(276)	5.8%

(1) Day one impacts related to the reinsurance transaction with Fortitude Re caused line-item volatility in the fourth quarter of 2023.
(2) The prior period presentation has been recast to conform to the revised definition of income (loss) from operations. See Definitions of Non-GAAP Measures at the back of this press release.
(3) Income (loss) from operations does not include preferred dividends.

Unrealized Gains and Losses

The Company reported a net unrealized loss of $7.0 billion (pre-tax) on its available-for-sale securities as of September 30, 2024. This compared to a net unrealized loss of $14.2 billion (pre-tax) as of September 30, 2023, with the year-over-year increase primarily due to lower treasury rates.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share to net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s third quarter 2024 statistical supplement and third quarter 2024 earnings supplement, which are available in the investor relations section of its website http://www.lincolnfinancial.com/investor.

Conference Call Information
Lincoln Financial will discuss the company’s third-quarter 2024 results with the investment community in a conference call beginning at 8:00 a.m. Eastern Time on Thursday, October 31, 2024.

The conference call will be broadcast live through the company’s website at www.lincolnfinancial.com/webcast. Please log on to the webcast at least 15 minutes prior to the start of the conference call to download and install any necessary streaming media software. A replay of the call will be available by 10:30 a.m. Eastern Time on October 31, 2024, at www.lincolnfinancial.com/webcast.

About Lincoln Financial
Lincoln Financial helps people to plan, protect and retire with confidence. As of December 31, 2023, approximately 17 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection, and retirement plan services. As of September 30, 2024, the company had $324 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, Pa., Lincoln Financial is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

Contacts:
	Tina Madon	Sarah Boxler
	445-280-0488	215-495-8439
	Investor Relations	Media Relations
	Tina.Madon@LFG.com	Sarah.Boxler@LFG.com

Non-GAAP Measures
Management believes that adjusted income (loss) from operations (or adjusted operating income), adjusted income (loss) from operations available to common stockholders, and adjusted income (loss) from operations per diluted share available to common stockholders better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business as the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value, excluding accumulated other comprehensive income (“AOCI”), and adjusted book value per share enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in interest rates. Adjusted book value per share is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Supplements for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: http://www.lincolnfinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share, as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

In the third quarter of 2024, we revised our definition of adjusted income (loss) from operations to exclude the impact of certain items that are not indicative of the ongoing operations of the business and may obscure trends in the underlying performance of the Company. The revised definition now excludes, as applicable, certain legal accruals, severance expense related to initiatives that realign the workforce, mark-to-market adjustment related to the LNC stock component of our deferred compensation plans, impacts from the settlement or curtailment of defined benefit obligations and the effect of tax adjustments such as changes to deferred tax valuation allowances from the definition of adjusted income (loss) from operations. The presentation of prior period adjusted income (loss) from operations has been recast to conform to the current period presentation.

Adjusted income (loss) from operations is GAAP net income excluding the following items, as applicable:

•Items related to annuity product features, which include changes in MRBs, including gains and losses and benefit payments, changes in the fair value of the derivative instruments we hold to hedge GLB and GDB riders, net of fee income allocated to support the cost of hedging them, and changes in the fair value of the embedded derivative liabilities of our indexed annuity contracts and the associated index options we hold to hedge them, including collateral expense associated with the hedge program (collectively, “net annuity product features”);
•Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of VUL hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our IUL contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);
•Credit loss-related adjustments on fixed maturity AFS securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);
•Changes in the fair value of equity securities, certain derivatives, certain other investments and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);
•Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);
•Income (loss) from the initial adoption of new accounting standards, accounting policy changes and new regulations, including changes in tax law;
•Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•Losses from the impairment of intangible assets and gains (losses) on other non-financial assets;
•Income (loss) from discontinued operations;
•Other items, which include the following: certain legal accruals; severance expense related to initiatives that realign the workforce; transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business; mark-to-market adjustment related to the LNC stock component of our deferred compensation plans (“deferred compensation mark-to-market adjustment”); gains (losses) on modification or early extinguishment of debt; and impacts from settlement or curtailment of defined benefit obligations; and
•Income tax benefit (expense) related to the above pre-tax items, including the effect of tax adjustments such as changes to deferred tax valuation allowances.

Adjusted Income (Loss) from Operations Available to Common Stockholders

Adjusted income (loss) from operations available to common stockholders is defined as after-tax adjusted income (loss) from operations less preferred stock dividends.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI, is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI and preferred stock, by (b) common shares outstanding.
•We provide book value per share, excluding AOCI, to enable investors to analyze the amount of our net worth that is attributable primarily to our business operations.
•Management believes book value per share, excluding AOCI, is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in interest rates.
•Book value per share is the most directly comparable GAAP measure.

Adjusted Book Value Per Share

Adjusted book value per share is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI, preferred stock, MRB-related impacts, GLB and GLB hedge instrument gains (losses), and the difference between amounts recognized in net income (loss) on reinsurance-related embedded derivatives and the underlying asset portfolios (“reinsurance-related embedded derivatives and portfolio gains (losses)”) by (b) common shares outstanding.
•We provide adjusted book value per share to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•Management believes adjusted book value per share is useful to investors because it eliminates the effect of market movements that are unpredictable that can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.
•Book value per share is the most directly comparable GAAP measure.

Other Definitions

Holding Company Available Liquidity

Holding company available liquidity consists of cash and invested cash, excluding cash held as collateral, and certain short-term investments that can be readily converted into cash, net of commercial paper outstanding.

Sales

Sales as reported consist of the following:
•Annuities and Retirement Plan Services – deposits from new and existing customers;
•Universal life insurance (“UL”), indexed universal life insurance (“IUL”), variable universal life insurance (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•MoneyGuard® linked-benefit products – MoneyGuard® (UL), 15% of total expected premium deposits, and MoneyGuard Market AdvantageSM (VUL), 150% of commissionable premiums;
•Executive Benefits – insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits;
•Term – 100% of annualized first-year premiums; and
•Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation
Reconciliation of Net Income to Adjusted Income from Operations and
Average Stockholders' Equity to Adjusted Average Stockholders' Equity

	For the		For the
(in millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023 (1)	2024	2023 (1)

Net Income (Loss) Available to Common
Stockholders – Diluted	$(562)	$819	$1,511	$410
Less:
Preferred stock dividends declared	(34)	(34)	(80)	(71)
Adjustment for deferred units of LNC stock in our
deferred compensation plans	—	—	3	(2)
Net Income (Loss)	(528)	853	1,588	483
Less:
Net annuity product features, pre-tax	(381)	1,322	1,319	1,076
Net life insurance product features, pre-tax	(125)	108	(253)	(168)
Credit loss-related adjustments, pre-tax	(88)	(27)	(124)	(53)
Investment gains (losses), pre-tax (2)	(105)	(400)	(416)	(1,126)
Changes in the fair value of reinsurance-related
embedded derivatives, trading securities and certain
mortgage loans, pre-tax (3)	(446)	(29)	(51)	(27)
Gains (losses) on other non-financial assets – sale of
subsidiaries/businesses, pre-tax (4)	(2)	—	582	—
Other items, pre-tax (5)(6)(7)(8)	(19)	(12)	(238)	(23)
Income tax benefit (expense) related
to the above pre-tax items	246	(193)	(202)	76
Total adjustments	(920)	769	617	(245)
Adjusted Income (Loss) from Operations	$392	$84	$971	$728
Add:
Preferred stock dividends declared	(34)	(34)	(80)	(71)
Adjusted Income (Loss) from Operations Available to Common Stockholders	$358	$50	$891	$657

Earnings (Loss) Per Common Share – Diluted (9)
Net income (loss)	$(3.29)	$4.79	$8.75	$2.40
Adjusted income (loss) from operations	2.06	0.29	5.16	3.85

Stockholders’ Equity, Average
Stockholders' equity	$8,481	$4,509	$7,816	$5,567
Less:
Preferred stock	986	986	986	986
AOCI	(3,526)	(6,792)	(3,800)	(5,425)
Stockholders’ equity, excluding AOCI and preferred stock	11,021	10,315	10,630	10,006
MRB-related impacts	2,410	986	2,288	(95)
GLB and GDB hedge instruments gains (losses)	(2,767)	(1,519)	(2,623)	(921)
Reinsurance-related embedded derivatives and portfolio gains (losses)(10)	(455)	NM	(462)	NM
Adjusted average stockholders' equity(10)	$11,833	$10,848	$11,427	$11,022

(1)Prior period impacts have been recast to conform to the current period presentation. See definitions of Non-GAAP measures earlier in this release.
(2)The three and nine months ended September 30, 2023, include impairments of certain fixed maturity AFS securities in an unrealized loss position, resulting from the Company’s intent to sell these securities as part of the fourth quarter 2023 reinsurance transaction.
(3)Includes primarily changes in the fair value of the embedded derivative related to the fourth quarter 2023 reinsurance transaction.
(4)Relates to the sale of our wealth management business, which provided approximately $650 million of statutory capital benefit.
(5)Includes certain legal accruals of $(12) million in the third quarter of 2023 and $(114) million primarily related to the settlement of cost of insurance litigation in the first quarter of 2024.
(6)Includes severance expense related to initiatives that realign the workforce of $(3) million, $(3) million, $(49) million, $(7) million and $(16) million in the first quarter of 2023, second quarter of 2023, first quarter of 2024, second quarter of 2024 and third quarter of 2024, respectively.

(7)Includes transaction and integration costs related to mergers, acquisitions and divestitures of $(9) million, $(1) million, $(10) million, $(27) million and $(2) million for the second quarter of 2023, third quarter of 2023, first quarter of 2024, second quarter of 2024 and third quarter of 2024, respectively.
(8)Includes deferred compensation mark-to-market adjustment of $12 million, $(8) million, $1 million, $(13) million, $1 million and $(1) million in the first quarter of 2023, second quarter of 2023, third quarter of 2023, first quarter of 2024, second quarter of 2024 and third quarter of 2024, respectively.
(9)In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.
(10)This measure has been updated, effective beginning with the fourth quarter of 2023, to exclude reinsurance-related embedded derivatives and the underlying portfolio gains (losses), given the size of the impact of the fourth quarter 2023 reinsurance transaction. Such amounts in the prior periods presented, and the impact of this change to such prior periods, was not meaningful.

Lincoln National Corporation
Reconciliation of Book Value per Share

	As of the Three Months Ended
	9/30/23	12/31/23	3/31/24	6/30/24	9/30/24
Book Value Per Common Share
Book value per share	$13.04	$34.81	$38.46	$40.78	$46.97
Less:
AOCI	(49.99)	(20.49)	(23.17)	(25.59)	(15.70)
Book value per share, excluding AOCI	63.03	55.30	61.63	66.37	62.67
Less:
MRB-related gains (losses)	9.11	6.38	15.10	15.66	12.56
GLB and GDB hedge instruments gains (losses)	(9.61)	(12.29)	(15.69)	(16.22)	(16.17)
Reinsurance-related embedded derivatives and portfolio gains (losses)(1)	NM	(3.76)	(2.79)	(1.58)	(3.76)
Adjusted book value per share(1)	$63.53	$64.97	$65.01	$68.51	$70.04
(1) This measure has been updated, effective beginning with the fourth quarter of 2023, to exclude reinsurance-related embedded derivatives and the underlying portfolio gains (losses), given the size of the impact of the fourth quarter 2023 reinsurance transaction. Such amounts in the prior periods presented, and the impact of this change to such prior periods, were not meaningful (NM).

Lincoln National Corporation
Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	September 30,
	2024	2023

Revenues	$4,111	$4,203

Net Income (Loss)	$(528)	$853
Preferred stock dividends declared	(34)	(34)
Net Income (Loss) Available to Common
Stockholders – Diluted	$(562)	$819

Net Income (Loss) Per Common Share – Basic	$(3.29)	$4.82
Net Income (Loss) Per Common Share – Diluted (2)	$(3.29)	$4.79

Average Shares – Basic	170,773,438	169,645,881
Average Shares – Diluted	172,848,870	170,890,502

	For the
	Nine Months Ended
	September 30,
	2024	2023

Revenues	$13,380	$10,946

Net Income (Loss)	$1,588	$483
Preferred stock dividends declared	(80)	(71)
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	3	(2)
Net Income (Loss) Available to Common
Stockholders – Diluted	$1,511	$410

Net Income (Loss) Per Common Share – Basic	$8.85	$2.43
Net Income (Loss) Per Common Share – Diluted	$8.75	$2.40

Average Shares – Basic	170,482,264	169,529,509
Average Shares – Diluted	172,767,554	170,625,444

(1)    We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2)     In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;
•The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees;
•Changes in tax law or the interpretation of or application of existing tax laws that could impact our tax costs and the products that we sell;
•The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations that could adversely affect our distribution model and sales of our products and result in additional disclosure and other requirements related to the sale and delivery of our products;
•The impact of new and emerging rules, laws and regulations relating to privacy, cybersecurity and artificial intelligence that may lead to increased compliance costs, reputation risk and/or changes in business practices;
•Increasing scrutiny and evolving expectations and regulations regarding ESG matters that may adversely affect our reputation and our investment portfolio;
•Actions taken by reinsurers to raise rates on in-force business;
•Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;
•Rapidly increasing or sustained high interest rates that may negatively affect our profitability, value of our investment portfolio and capital position and may cause policyholders to surrender annuity and life insurance policies, thereby causing realized investment losses;

•The impact of the implementation of the provisions of the European Market Infrastructure Regulation relating to the regulation of derivatives transactions;
•The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;
•A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefit riders, which are accounted for as market risk benefits, of our subsidiaries’ variable annuity products;
•Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;
•A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;
•Changes in accounting principles that may affect our consolidated financial statements;
•Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;
•Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;
•Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;
•Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches of our data security systems;
•The effect of acquisitions and divestitures, including the inability to realize the anticipated benefits of acquisitions and dispositions of businesses and potential operating difficulties and unforeseen liabilities relating thereto, as well as the effect of restructurings, product withdrawals and other unusual items;
•The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives;
•The adequacy and collectability of reinsurance that we have obtained;
•Pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims, affect our businesses and increase the cost and availability of reinsurance;
•Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;
•The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•The unanticipated loss of key management or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk-Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.